EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 25, 2025, except for the reference to our report on the Company’s internal control over financial reporting, as to which the date is August 28, 2026, with respect to the consolidated financial statements, and our report dated August 28, 2026, with respect to internal control over financial reporting included in the Annual Report of Anavex Life Sciences Corp. on Form 10-K/A for the year ended September 30, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Anavex Life Sciences Corp. on Form S-3 File No. 333-288661 and on Forms S-8 (File No. 333-219934, File No. 333-255166 and File No. 333-265537).

/s/ GRANT THORNTON LLP

Melville, New York

August 28, 2026